Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2006, accompanying the financial statements included in the Annual Report of Gulfport Energy Corporation on Form 10-KSB for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Gulfport Energy Corporation on Form S-8 (File No. 333-55738, effective February 16, 2001 and File No. 333-129178, effective October 21, 2005) and Registration Statement on Form S-3 (File No. 333-124209), filed with the SEC on April 21, 2005 as amended by Amendment No. 1 filed with the SEC on July 8, 2005 and Amendment No. 2 filed with the SEC on December 29, 2005.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

March 28, 2006